Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	The Nautilus Group, Inc.	Integrated Corporate Relations
	Ron Arp	John Mills
	SVP/Corp Comm/Investor Relations	310/395-2215 or 203/222-9013
360/418-6169

NAUTILUS RESPONDS TO ICON HEALTH &

FITNESS, INC.’S PRESS RELEASE

Vancouver, WA – January 14, 2005 — The Nautilus Group, Inc. (NYSE: NLS), a leading marketer, developer, and manufacturer of branded health and fitness products, responds to the January 13, 2005 Icon Health and Fitness press release regarding a legal case involving it and The Nautilus Group in Salt Lake City, Utah. In order to correct certain misleading and inaccurate statements made in that press release, The Nautilus Group issues the following response.

A detailed response to Icon’s press release is set forth in greater detail below. However, the following clarifications should be immediately addressed:

•	No Court has issued a ruling on January 13, 2005 holding that Nautilus falsely advertised its products

•	The Court has not issued a ruling that “Nautilus false advertising counterclaims against Icon” have been fully adjudicated in Icon’s favor. Nautilus does have existing claims against Icon for false advertising in Utah

•	The case which is the subject of Icon’s press release has nothing to do with Nautilus’ lawsuit against Icon for patent and trademark infringement arising out of Icon’s “CrossBow” product, which is filed in Seattle, WA. That is a separate action still scheduled for trial in federal court in Seattle and is unaffected by any events in Utah

Icon’s press release concerns a suit filed between Icon and Nautilus in the federal district court in Salt Lake City Utah entitled Icon Health and Fitness, Inc. vs. Nautilus Group Inc., Case No. 1:02CV00109TC (the “Utah Litigation”). The Utah Litigation deals with several alleged false advertising and trademark violation claims filed by Icon against Nautilus involving treadmills and the manner in which Nautilus advertised its Bowflex® strength machine and also certain claims made by Nautilus against Icon.

The Utah Litigation should not be confused with Nautilus’ claim against Icon in Seattle, Washington entitled Nautilus Group Inc. vs. Icon Health and Fitness, Case No. C02-2420 P and C02-2420 RSM in which Nautilus is suing Icon for patent and trademark violations regarding its “CrossBow” exercise machine (the “Washington Litigation”). The claims in the Utah Litigation have nothing to do with the claims in the Washington Litigation.

—more—

Legal counsel for Nautilus has contacted the court in the Utah Litigation, and confirmed there was no ruling issued on January 13, 2005 that Nautilus “falsely advertised” with reference to the Bowflex® machine. Neither is it accurate that “Nautilus’ false advertising counterclaims against Icon” have been fully adjudicated as Icon has alleged in its press release. Motions are presently pending before the Court on this issue and no Order or other ruling has been issued from the federal district court on January 13, 2005 on these or any other subjects.

The Utah Litigation involves claims made by both Icon and Nautilus concerning the marketing and advertising of exercise products. The Utah Court, on December 21, 2004, did issue a ruling on the parties’ respective Motions for Summary Judgment and as part of that motion did make a statement that a single statement referring to power rods as being “manufactured with patented technology” was inaccurate. That statement, which is no longer in use by Nautilus, does not indicate that the other elements of a claim for false advertising have been established or that Icon’s motion for summary judgment on this issue was “granted” as Icon alleged. That very issue is currently the subject of a motion for clarification in the district court in Utah and no decision has been issued on that motion. Nautilus did, during all relevant time periods, have patents on its Bowflex® machines with power rods, specifically United States Patents, Nos. 4,620,704 and 4,725,057.

The December 21, 2004 ruling also denied four motions that Icon filed for summary judgment, including a motion that Icon did not infringe Nautilus’ trademark rights and a motion that Nautilus infringed Icon’s trade mark rights. Icon and Nautilus have a trial date in March 2005 in the Utah litigation. At that time, the parties’ claims and contentions will be presented to a jury. At the same time, Nautilus continues to vigorously prosecute the Washington Litigation and currently has an April 2005 trial date on those claims against Icon in Seattle.

About The Nautilus Group

The Nautilus Group, Inc. is a leading marketer, developer, and manufacturer of branded health and fitness products sold under such well-known names as Nautilus, Bowflex, Schwinn and StairMaster. The Company currently markets its Bowflex and TreadClimber home fitness equipment and Nautilus Sleep Systems through its direct-marketing channel, using an effective combination of television commercials, infomercials, response mailings, the Internet, and inbound/outbound call centers. The Company sells its Nautilus, Schwinn and StairMaster commercial fitness equipment through its sales force and selected dealers to health clubs, government agencies, hotels, corporate fitness centers, colleges, universities, and assisted living facilities. The Nautilus Group also markets and sells a complete line of consumer fitness equipment, under its Nautilus, Schwinn, Bowflex, StairMaster and Trimline brands, through a network of specialty dealers, distributors, and retailers worldwide. The Company is headquartered in Vancouver, Washington. The Nautilus Group is located on the Web at www.nautilusgroup.com.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, distribution channels and new product introductions. Factors that could cause The Nautilus Group’s actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, a decline in consumer spending due to unfavorable economic conditions, expiration of important patents, its reliance on a limited product line, its ability to effectively develop, market, and sell future products, its ability to effectively identify and negotiate any future strategic acquisitions, its ability to integrate any acquired businesses into its operations, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.